Exhibit 99.1
Celebrate Express, Inc. Announces Record First Quarter Revenue and Profits
KIRKLAND, WA —(BUSINESS WIRE)—September 29, 2005—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its first quarter of fiscal 2006 ended August 31, 2005.
Celebrate Express reported net sales of $17.9 million in the first quarter of fiscal 2006 ended August 31, 2005, an increase of 23% from net sales of $14.5 million during the same period last year. Net income for the first quarter of fiscal 2006 was $700,000, or $0.09 per diluted share, compared with net income of $241,000, or $0.05 per diluted share in the first quarter of fiscal 2005. Weighted average diluted shares outstanding were 8.0 million for the first quarter of fiscal 2006, compared with 5.3 million for the first quarter of fiscal 2005. There were no severance related charges included in the results for the quarter just ended in connection with the departure of two of the Company’s officers in July 2005.
During the current quarter, the Company attracted approximately 118,000 new customers and net sales per order increased to $82.03, compared with $79.81 in the same quarter of the previous year, due primarily to expanded merchandising efforts. Revenue from repeat customers represented approximately 47% of corporate revenue during the quarter.
Mike Jewell, chief executive officer of Celebrate Express, stated, “We are pleased with the solid revenue growth during the quarter and the 92% year-over-year increase in earnings per share. Net sales from our core Birthday Express brand grew approximately 22% during the quarter, and net sales from our Costume Express Brand grew over 145%. While the Costume Express growth in the first quarter of fiscal 2006 is due in part to earlier marketing efforts ahead of the Halloween season, we are highly encouraged by the results thus far, which are demonstrating the leverage that we are able to achieve with our customer base and our infrastructure. Revenue from our Storybook Heirlooms brand was flat compared to last year for the quarter and below management’s expectations, reaffirming the Company’s recent decision to reposition the brand with a higher emphasis on girls special occasion apparel to achieve a greater point of difference in the marketplace.
Gross margin in the first quarter improved to 50.3% of net revenue, up from 49.3% in the first quarter of fiscal 2005. One primary factor contributing to the increase in the Company’s merchandise margin was an increase in the percentage of revenue generated from proprietary products for the Birthday Express brand, which grew to approximately 65% during the first quarter of fiscal 2006, compared with approximately 60% during the first quarter of fiscal 2005. The percentage of revenue generated from proprietary products for the Storybook Heirlooms brand however decreased to 29% in the first quarter. Part of the company’s plans to reposition its Storybook Heirlooms brand includes increasing its proprietary products as a percent of revenue.
For the first quarter of fiscal 2006, fulfillment costs increased to 12.9% of net sales, compared with 12.5% in the same period in the prior year. The increase in fulfillment costs is due primarily to an increase in rent, utilities and depreciation as a percentage of revenue, due to the expansion of our warehouse and customer service area in the second and third quarters of fiscal 2005. Selling and marketing costs decreased to 22.4% of net sales for the quarter just ended, from 23.4% in the same quarter last year, due primarily to decreases in fixed costs as a percentage of net sales. Long term, the Company continues to target sales and marketing costs between 23% and 25% of net sales. General and administrative costs increased to 10.2% of net sales for the quarter just ended, up from 9.9% in the same quarter last year, due primarily to increased costs of operating as a public company.
Mr. Jewell concluded, “The Company remains focused on delivering a superior online customer shopping experience and increasing it’s offering of both proprietary and third party celebration related products. This includes continued expansion of our one-customer, multi-brand strategy and increasing our cross-marketing efforts among our complementary brands. The success of our Costume Express brand is an indication of the potential of the Company’s platform. We will continue to evaluate potential new celebration brands to add to our current offering to leverage our infrastructure and customer database which is now over 2.3 million customers.”
Other Highlights
•	Gross margin for the first quarter of fiscal 2006 was $9.0 million, compared with $7.2 million in the first quarter of fiscal 2005, an increase of 25.8%.

•	Revenue from the Company’s websites represented approximately 64% of net sales in the first quarter of fiscal 2006, up from 59% in the first quarter of fiscal 2005.

•	In the first quarter of fiscal 2006, revenue from the Birthday Express brand grew approximately 22%, revenue from the Storybook Heirlooms brand was down 0.1% and revenue from the Costume Express brand grew over 145%, compared with the first quarter of fiscal 2005.

•	The Company shipped approximately 219,000 orders during the first quarter of fiscal 2006, an increase of 20% from 182,000 orders shipped in the first quarter of fiscal 2005.

•	Cash and cash equivalents were $30.3 million, and the Company had no bank debt at August 31, 2005.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of September 29, 2005. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2006 are as follows:
•	Net Sales are expected to be between $84 million and $87 million.

•	Net income is expected to be in a range of $0.55 to $0.59 per diluted share for fiscal 2006, excluding any potential impact associated with the departure of two of the Company’s officers in July 2005.

•	Weighted average diluted shares outstanding are expected to be approximately 8.1 million.
In connection with the executive departures, this week the Company received a complaint alleging, among other things, that the plaintiffs were wrongfully terminated in violation of public policy. The Company is reviewing the complaint and evaluating any potential exposure. No amounts have been recorded related to this matter in the results for the quarter ended August 31, 2005.

Conference Call
Company management will be holding a conference call to discuss financial results for its first quarter of fiscal 2006 on Thursday September 29, 2005 at 5:00 p.m. ET/ 2:00 p.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com Listeners may also access the call by dialing 1-866-770-7051 and entering password 86442976. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 82820705.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion apparel and accessories, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2005	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,340	$30,769
Accounts receivable	389	213
Inventories	10,484	8,396
Prepaid expenses	4,598	3,461
Deferred income taxes	293	293

Total current assets	46,104	43,132

Fixed assets, net	$2,805	$2,517
Deferred income taxes	7,109	7,231
Other assets, net	172	177

Total assets	$56,190	$53,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,341	$2,969
Accrued liabilities	3,783	2,071
Current portion of capital leases	12	17

Total current liabilities	7,136	5,057

Shareholders’ equity
Common stock and additional paid-in-capital	64,309	64,337
Unearned compensation	(345)	(727)
Accumulated deficit	(14,910)	(15,610)

Total shareholders’ equity	49,054	48,000

Total liabilities and shareholders’ equity	$56,190	$53,057

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share data)

	Three-Months Ended
	August 31,	August 31,
	2005	2004
Net sales	$17,928	$14,523
Cost of sales	8,917	7,361

Gross margin	9,011	7,162
Operating expenses:
Fulfillment	2,310	1,820
Selling and marketing	4,022	3,393
General and administrative	1,820	1,431

Total operating expenses	8,152	6,644

Income from operations	859	518
Other income (expense), net:
Interest income (expense), net	242	(111)

Net income before income taxes	1,101	407
Income tax expense	(401)	(166)

Net income	700	241
Accretion to preferred stock redemption value	—	(66)

Net income available for common shareholders	$700	$175

Net income per share:
Basic	$0.09	$0.11

Diluted	$0.09	$0.05

Weighted average shares outstanding:
Basic	7,529	1,637
Diluted	7,959	5,266

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended
	August 31,	August 31,
	2005	2004
Cash flows from operating activities:
Net income	$700	$241
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	401	166
Depreciation and amortization	255	149
Noncash compensation expense—stock options	60	68
Amortization of deferred financing costs	—	3
Accretion of debt discount	—	8
Changes in operating assets and liabilities:
Accounts receivable	(176)	(32)
Inventories	(2,088)	(1,412)
Prepaid expenses and other assets	(1,136)	(1,873)
Accounts payable	372	1,607
Accrued liabilities	1,712	682

Net cash provided by (used in) operating activities	100	(393)

Cash flows from investing activities:
Payments for purchases of fixed assets	(539)	(429)

Net cash used in investing activities	(539)	(429)

Cash flows from financing activities:
Principal payments on capital lease obligations	(5)	(10)
Proceeds from exercise of stock options	15	1

Net cash provided by (used in) financing activities	10	(9)

Net decrease in cash and cash equivalents	(429)	(831)

Cash and cash equivalents:
Beginning of period	30,769	2,243

End of period	$30,340	$1,412